Exhibit 3.1

Restated Certificate of Formation

of

CenterPoint Energy Houston Electric, LLC

CenterPoint Energy Houston Electric, LLC, a Texas limited liability company (the “Company”), pursuant to the provisions of Section 3.059 of the Texas Business Organizations Code, hereby adopts this Restated Certificate of Formation.

1.           This Restated Certificate of Formation accurately copies the provisions of the existing Articles of Organization of the Company and all amendments thereto that are in effect on the date hereof (the “Articles of Organization”), as further amended by this Restated Certificate of Formation as hereinafter set forth, and contains no other change in any provisions thereof.  The amendments to the Articles of Organization effected by this Restated Certificate of Formation (collectively, the “Amendments”) (i) update statutory references and terminology to reflect the adoption of the Texas Business Organizations Code, (ii) remove former Article II, which is not required under the Texas Business Organizations Code, (iii) insert a new Article II stating that the Company is a limited liability company and (iv) update the names and addresses of the Company’s registered agent and manager.  The full text of each provision altered by the Amendments is as set forth below.

2.           The Amendments have been made in accordance with the Texas Business Organizations Code, and this Restated Certificate of Formation and the Amendments effected hereby have been approved in the manner required under the Texas Business Organizations Code and the governing documents of the Company.

3.           The Articles of Organization are hereby superseded by the following Restated Certificate of Formation, which accurately copies the entire text thereof, as amended hereby:

Article I

The name of the limited liability company is CenterPoint Energy Houston Electric, LLC (the “Company”).

Article II

The Company is a limited liability company.

Article III

The purpose of the Company is the transaction of any or all business for which a limited liability company may be organized under the Texas Business Organizations Code.

Article IV

The address of the Company’s registered office is 350 North St. Paul Street, Suite 2900, Dallas, TX 75201, and the name of the Company’s registered agent at such address is CT Corporation System.

Article V

The Company shall have managers.  The name and address of the sole manager of the Company is:

David M. McClanahan
1111 Louisiana
Houston, Texas 77002

Article VI

The Company was formed pursuant to a plan of conversion in accordance with Texas law.

Article VII

The name and address of the converting entity (the “Converting Entity”) were as follows:

Reliant Energy, Incorporated
1111 Louisiana
Houston, Texas 77002

The Converting Entity was a corporation incorporated under the laws of the State of Texas.  The Converting Entity was incorporated on January 9, 1906 under the name Houston Lighting & Power Company.

IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Formation this first day of August, 2011

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

By: /s/ Richard B. Dauphin__________________________
Richard B. Dauphin
Assistant Secretary